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                                                                      EXHIBIT 99




FOR IMMEDIATE RELEASE
                                     FOR:  FIRST FINANCIAL CARIBBEAN CORPORATION
                                 CONTACT:     Richard F. Bonini (212) 561-8711
                                                                (809) 749-7108



                    FIRST FINANCIAL CARIBBEAN CORPORATION
                  ANNOUNCES CLOSING OF PRIVATE PLACEMENT OF
                     CONVERTIBLE SUBORDINATED DEBENTURES

San Juan, Puerto Rico, September 25, 1995.

         First Financial Caribbean Corporation (NASDAQ: FRCC), today announced that it has executed a Debenture Purchase Agreement with BanPonce Corporation (NASDAQ:BPOP), a bank holding company headquartered in San Juan, Puerto Rico, providing for the issuance and sale to BanPonce of up to $10,000,000 of its 8.25% Convertible Subordinated Debentures Due January 1, 2006 (the "Debentures") in a private placement transaction. The Debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Act. The Debentures are convertible into shares of Common Stock of the Company at a conversion price of $17.50 per share, subject to adjustment in certain events. The Debentures are subordinated to all senior debt of the Company.

         The Company had previously announced that it had reached an agreement in principle with BanPonce regarding the issuance of the Debentures. The Company confirmed that $6,645,905 of the Debentures (convertible into approximately 4.99% of the outstanding shares of Common Stock of the Company) were issued to BanPonce concurrently with the execution of the Agreement. The issuance and sale of the remaining $3,354,095 of Debentures is subject to
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BanPonce obtaining approval of the Federal Reserve Board for the additional investment in the Debentures. Under the terms of the Agreement, BanPonce has 90 days from the date of the execution of the Agreement to obtain such approval. If the entire $10,000,000 of the Debentures is issued, the Debentures would be convertible into approximately 571,428 shares or 7.3% of the Company's total outstanding shares of Common Stock (7.0% on a fully diluted basis).

         Under the terms of the Agreement, BanPonce also obtained the right to acquire up to 200,000 additional shares of Common Stock at a price of $17.50 per share (subject to adjustment in certain events) to the extent that the shares of Common Stock issued or issuable upon conversion of the Debentures represent less than 5% of the Company's fully diluted outstanding shares of Common Stock. If BanPonce does not consummate the acquisition of the additional $3,354,095 Debentures as a result of its inability to obtain Federal Reserve Board approval, such 5% threshold would be reduced proportionally.
Such right to acquire additional shares expires on June 30, 1999 and is also subject to termination upon the occurrence of certain corporate events involving the acquisition of the Company.